Exhibit (d)(6)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made by and between HORIZON THERAPEUTICS USA, INC. with its principal place of business at 1 Horizon Way, Deerfield, IL 60015 (“Company”) and MITCHELL CHAN, an individual residing at                  (“Consultant”), for the purpose of setting forth the exclusive terms and conditions by which Company will, contingent upon the consummation of the Merger (as defined below) acquire Consultant’s services on a limited and temporary basis. Company and Consultant may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Company, Teiripic Merger Sub, Inc. (“Purchaser”), Horizon Therapeutics plc, and Viela Bio, Inc. (“Target”) entered into an Agreement and Plan of Merger on January 31, 2021 (the “Merger Agreement”) which provides, among other things, for Purchaser to commence a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of Target, and following the consummation of the Offer, the merger of Purchaser with and into Target, with Target continuing as the surviving corporation and as an indirect wholly owned subsidiary of Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, Consultant has agreed to enter into this Agreement as further inducement for the Company to enter into the Merger.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for his services, the Parties agree to the following:

1. Work, Payment and Term. Attached to this Agreement as EXHIBIT A hereto is a statement of the work performed or to be performed by Consultant, the payment terms for such work, the types of any expenses to be paid in connection with such work, any Background Technology (as defined in Section 3) to be used by Consultant in performing the work, the term of this Agreement, and such other terms and conditions as the Parties deem appropriate or necessary for the performance of the work. Consultant shall perform all such work himself, engaging the assistance of other individuals only with the prior written consent of Company. Consultant will be permitted to perform the work remotely from his home, except when necessary to perform the work at the Target’s offices in Gaithersburg, Maryland. Consultant will not otherwise be required to travel. While on premises, Consultant agrees to comply with Company’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.

2. Nondisclosure and Trade Secrets.

(a) During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information owned by Company, its parents, and/or its direct and indirect subsidiaries (including, but not limited to Target) (collectively, with Company, the “Company Parties”) or received by the Company Parties from third parties pursuant to an obligation of confidentiality with respect thereto, relating to the Company Parties’ business practices, strategies and technologies. Such confidential and proprietary information may include, but not be limited to, any compound, chemical, peptide, protein, complex, conjugate, virus, extract, media, vector, cell, cell component, cell line, formulation or sample; any procedure, discovery, invention, formula, data, result, idea or technique; any trade secret, trade dress, copyright, patent or other intellectual property right, or any registration or application therefor, or materials relating thereto; and any information relating to any of the foregoing or to any research, development, manufacturing, engineering, marketing, servicing, sales, financing, legal or other business activities or to any present or future products, prices, plans, forecasts, suppliers, clients, customers, employees, consultants or investors; whether in oral, written, graphic or electronic form (collectively referred to as “Information”).

(b) Consultant acknowledges the confidential and secret nature of the Information, and agrees that the Information is the extremely valuable property of Company or of the third party from which Company received such Information. Accordingly, Consultant agrees not to reproduce any of the Information in any format, not to use the Information except in the performance of the work described in this Agreement, and not to disclose all or any part of the Information in any form to any third party, such obligations shall apply in each case during the term of this Agreement and for a period of ten (10) years thereafter, except with the prior written consent of Company. Upon termination of this Agreement for any reason, including expiration of the term of this Agreement, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(c) Consultant shall not disclose or otherwise make available to Company in any manner any confidential information of Consultant or any information received by Consultant from third parties, unless Company first agrees in writing to receive such information.

(d) Information does not include information that (w) is or becomes a part of the public domain through no act or omission of Consultant, (x) is disclosed to Consultant by a third party without restrictions on disclosure, (y) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Company or (z) was developed or obtained by Consultant in connection with Consultant’s activities unrelated to the work for the Company under this Agreement. In addition, this section will not be construed to prohibit disclosure of Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that unless ordered not to do so by a court or government agency, Consultant will first have given notice to Company to permit the Company to seek a protective order requiring that the Information so disclosed be used only for the purposes for which the order was issued and will make reasonable efforts at the Company’s cost to assist the Company in its efforts to obtain a protective order. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3. Ownership of Work Product.

(a) Consultant shall specifically describe and identify in EXHIBIT A to this Agreement any and all technology, including without limitation information, materials and related intellectual property rights, which (i) Consultant intends to use in performing the work under this Agreement, (ii) is either owned solely by Consultant or controlled by Consultant such that Consultant possesses the right to grant a license or sublicense thereunder, and (iii) is in existence prior to the date hereof (“Background Technology”). If no such information is listed in EXHIBIT A, then Consultant represents and agrees that it is because there is no Background Technology.

(b) Consultant agrees that any and all ideas, developments, discoveries, improvements, inventions and works of authorship conceived, written, created, tested, or first reduced to practice in the performance of work under this Agreement, including but not limited to any and all ideas, developments, discoveries, improvements, inventions and works of authorship that are in any way conceived, written, created, improved, tested or first reduced to practice by use of any of Company’s supplies, equipment, facilities, resources, or trade secret information, together with all intellectual property rights relating thereto (“Work Product”) shall be the sole and exclusive property of Company. Consultant hereby assigns and transfers to Company all its right, title and interest in and to any and all such Work Product. If Consultant has any rights to Work Product that cannot, under applicable law, be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights. Consultant agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Work Product that can neither be assigned to Company nor waived by Consultant, Consultant hereby grants to Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale and import such Work Product. Consultant agrees to maintain written records of all Work Product and to promptly make full written disclosure to Company of all Work Product.

(c) Company acknowledges that Consultant shall retain all of Consultant’s rights in: (i) any Background Technology; and (ii) any intellectual property developed by or reduced to practice by Consultant in connection with his activities unrelated to the work for the Company under this Agreement, provided that such intellectual property does not relate to the work Consultant performs for the Company, is developed or reduced to practice by Consultant outside Consultant’s work for the Company and is developed or reduced to practice by Consultant without the use of the Company’s facilities or resources, including the Company’s Confidential Information. Consultant hereby grants to Company a non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty free license, with rights to sublicense through multiple levels of sublicensees, under the Background Technology to develop, make, have made, use, sell, have sold, offer for sale and import Company products, including Work Product. To the extent that any third parties have rights in any such Background Technology, Consultant hereby represents and warrants that such third party or parties have validly and irrevocably granted to Consultant the right to grant the license stated above.

(d) Consultant further agrees to execute all papers, including without limitation all patent applications, invention assignments and copyright assignments, and otherwise assist Company as reasonably required to perfect Company’s right, title and interest in Work Product as expressly granted to Company under this Agreement. Such assistance shall include but not be limited to providing affidavits or testimony in connection with patent interference, validity or infringement proceedings and participating in other legal proceedings. Reasonable costs related to such assistance, if required, shall be paid by Company. Consultant’s obligation to assist Company as described above in this paragraph shall continue beyond the termination of this Agreement. If Company is unable, after reasonable effort, to secure Consultant’s signature on any document as provided in this Section 3, Consultant hereby designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to achieve the intent of this Section 3 with the same legal force and effect as if executed by Consultant.

4. Conflicting Engagements. Consultant will notify Company in writing prior to entering into any employment or consulting arrangement with one or more third parties which involves either subject matter substantially similar to services that Consultant is to provide hereunder, services which Consultant is to provide for the benefit of third parties who are competitors of Company, or services that might reasonably impair Consultant’s ability to provide the services described in EXHIBIT A or otherwise fulfill his responsibilities or obligations provided for in this Agreement. During the term of this Agreement, Consultant shall not accept any employment or consulting work which conflicts with Consultant’s obligations to Company hereunder or which may involve use or disclosure of Information other than as permitted hereunder.

5. Term; Termination. Consultant’s employment with Target shall not terminate, and this Agreement shall not be effective, unless and until the Merger is consummated, and in such case, shall not become effective until the Effective Time (as defined in the Merger Agreement). For the avoidance of doubt, if the anticipated transactions contemplated in the Merger Agreement do not close, this Agreement will have no effect, will not be binding on Company (or any of its affiliates) or on Consultant, shall terminate as of the termination of the Merger Agreement, and neither Consultant, Company nor Purchaser (or any of their respective affiliates) shall have rights or obligations hereunder. The duration of the term of this Agreement shall be as set forth in EXHIBIT A, unless previously terminated pursuant to this Section 5. Company may terminate this Agreement for any reason upon ten (10) days prior written notice to Consultant, with no further obligations or liability owed to Consultant. Company may terminate this Agreement immediately upon notice in the event that Company reasonably determines that Consultant: (1) materially breaches this Agreement in any manner, including, inter alia, a breach of Section 4, or (2) commits any acts, or engages in any activities, that Company reasonably determines are unlawful, dishonest or detrimental to the best interests of Company. Consultant may terminate this Agreement for any reason upon ten (10) days prior written notice. In the event this Agreement is terminated or expires, for whatever reason, Consultant shall cease work immediately after receiving notice from Company, return all Information (including all copies thereof) as provided in Section 2, deliver all Work Product and related documentation to Company, and provide Company with an invoice for any work for which compensation has not already been paid, with any partial month being paid based on the number of days this Agreement remained in effect during that month. Sections 2, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

6. Compliance with Applicable Laws. Consultant warrants that all materials supplied and work performed under this Agreement shall be in compliance with all applicable laws and regulations.

7. Independent Contractor. Consultant is an independent contractor, is not an agent or employee of Company and is not authorized to act on behalf of Company. Consultant will not be eligible for any employee benefits, nor will Company make deductions from any amounts payable to Consultant for taxes or social securities. Payment of all taxes and social securities due on any amounts paid to Consultant hereunder shall be the sole responsibility of Consultant. Upon Consultant filing his Form 1040 Individual US Federal Income Tax return, Consultant shall provide Company with a signed Form 4669, “Statement of Payments Received” attesting that Consultant reported the amounts received from Company for services performed during the year as taxable income.

8. Non-Solicitation. For the period of this Agreement and for eighteen (18) months thereafter, Consultant will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, or its relationship with, Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

9. Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and assigns, except that Consultant may not delegate, subcontract or assign this Agreement, or any of his obligations or rights under this Agreement, without Company’s prior written consent.

10. Complete Agreement. This Agreement and EXHIBIT A, attached hereto and hereby incorporated herein, constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter.

11. Waiver; Amendment; Severability. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties. The waiver by Company of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

12. Choice of Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction. The Parties consent to the exclusive jurisdiction and venue of the federal court in the Northern District of Illinois, and state courts located in the state of Illinois, county of Cook. Nothing in this Section 12 limits the rights of the Parties to seek appeal of a decision of an Illinois court outside of Illinois that has proper jurisdiction over the decision of a court sitting in Illinois.

13. Notice. For the purposes of this Agreement, notices, demands, and all other forms of communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth below, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of address shall be effective only upon receipt, as follows:

If to Company:

Horizon Therapeutics USA, Inc.

1 Horizon Way

Deerfield, IL 60015

Attention: Irina Konstantinovsky

EVP, Chief Human Resources and Chief Diversity Officer

Email:

With a copy to:

Horizon Therapeutics USA, Inc.

1 Horizon Way

Deerfield, IL 60015

Attention: Legal Department, Nelson Alexander

Email:

Horizon Therapeutics USA, Inc.

1 Horizon Way

Deerfield, IL 60015

Attention: Paul W. Hoelscher, EVP, Chief Financial Officer

Email:

If to Consultant:

Mitchell Chan

Email:

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or upon confirmation of receipt in case of registered mail or electronic mail. Either Party may change its address for notices by giving written notice to the other Party in the manner specified in this section.

14. Execution in Facsimile and Electronic Signatures. Facsimile and electronically transmitted signatures shall have the same force and effect as original signatures.

15. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

16. Legal and Equitable Remedies. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information without the prior express written consent of Company, Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant agrees that Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

17. Warranty; Indemnification. Consultant warrants that he or she has good and marketable title to all Work Product. Consultant further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties with respect to such third parties’ intellectual property rights in the Work Product. Consultant warrants that Consultant has not been debarred under any applicable law, rule or regulation including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. 335(a) and 335(b)). Consultant covenants that should Consultant be convicted in the future of any act for which a person can be debarred as described in any applicable law, rule or regulation including, without limitation, Section 306 (a) or 306 (b) of the Federal Food, Drug and Cosmetic Act, Consultant shall immediately notify Company of such conviction in writing. Consultant shall indemnify, defend and hold harmless Company and its officers, agents, directors, employees, and customers from and against any claim, liability, loss, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of any such claims by any third parties which are based upon or are the result of any breach of such warranties. Should Company permit Consultant to use any of Company’s equipment, tools or facilities (the “Company Equipment”) in the performance of the services during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify, defend and hold harmless Company and its officers, directors, agents and employees from and against any claim, loss, expense or judgment of injury to person or property (including death) arising out of Consultant’s willful misconduct or negligent use of any such Company Equipment.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date(s) written below.

MITCHELL CHAN		HORIZON THERAPEUTICS USA, INC.

By:	/s/ Mitchell Chan	By:	/s/ Paul W. Hoelscher

Date: 3/11/2021		Name: Paul W. Hoelscher

Title: EVP, Chief Financial Officer

Date: 3/11/2021

[Signature Page to Consulting Agreement]

EXHIBIT A

Work to be performed:

Consultant will provide services supporting integration of Viela Bio, Inc. into Company. Consultant’s activities will be directed by, and Consultant will report to, Paul W. Hoelscher, EVP, Chief Financial Officer, or any Company representative designated by Mr. Hoelscher. Consultant will not be required to provide services at a level that exceeds 20% of the average level of services he performed as an employee of the Target prior to the Effective Time, which time commitment shall not exceed 4.5 days (or 36 hours) per month.

Background Technology (if any):

Type or rate of payment: Company will pay Consultant, in consideration of the services to be provided under the Agreement, at a rate of $22,500 per month (calculated based on a rate of $5,000 per 8-hour day and a 20% time commitment not to exceed 4.5 days (or 36 hours) per month), payable on approximately the 15th day of each month during the Term.

Term: The term of this Agreement shall not commence until the Effective Time (as defined in the Merger Agreement) and, unless earlier terminated as provided for in Section 5 of the Agreement, shall expire three (3) months after the Effective Time, unless the length of the term is extended in a writing signed by both Parties.